Exhibit 99.1

Charles Pope Joins Kowabunga! Board of Directors

CLEARWATER, Fla. — July 17, 2008 —Kowabunga!®  (AMEX: THK), the leading provider of interactive performance-based advertising networks and technology platforms, today announced that Charles Pope has been appointed to its Board of Directors effective July 16, 2008.  Mr. Pope will serve on the Company’s compensation committee, nominating committee, and as chairman of the audit committee.  He fills the board seat vacated as a result of the voluntary resignation by M. Alex White.

Mr. Pope, age 56, brings more than 30 years of experience in executive management, specializing in finance and accounting, to his director position.  In 2007, Mr. Pope joined  Aerosonic Corporation (AMEX: AIM), a company that engages in the manufacture and sale of aircraft instruments worldwide, as their Chief Financial Officer.  From February 2005 through April 2007, he served as the Chief Financial Officer for Reptron Manufacturing, a manufacture of electronic and engineering services. From April 2002 until February 2005, Mr. Pope served as Chief Financial Officer for SRI/Surgical (NasdaqGM:STRC), a provider to hospitals of reusable and disposable products used in surgical procedures. Previously, Mr. Pope served as Chief Financial Officer for UTEK Corporation (AMEX: UTK), a business development company that acquires and funds the development of new university technologies. Mr. Pope was with PricewaterhouseCoopers LLP and left as a partner. He holds a B.S. in economics and accounting from Auburn University, and is also a Certified Public Accountant in Florida.

Mitch Tuchman, Chairman of the Kowabunga! Board of Directors stated, “We are pleased to welcome Charles to our Board.  His experience and track record serving as a Chief Financial Officer for several publically traded companies will be invaluable to our efforts as we move forward with plans to divest non core assets and expand the Network segment of our business.”

Mr. Pope stated, “I am pleased to become a part of the leadership of Kowabunga!   I believe that the Company’s long term strategy for its interactive businesses and proprietary technology assets are at a turning point and I look forward to contributing to its future success.”

About Kowabunga! Inc.

Think Partnership Inc. is now doing business under the name "Kowabunga! Inc." and will seek formal shareholder approval to change its legal name to Kowabunga! Inc. later in 2008. Kowabunga Marketing Inc. will continue as a subsidiary, operating its affiliate network and related products.

Kowabunga! Inc. is the leading provider of interactive performance-based advertising networks and technology platforms. Kowabunga! provides a comprehensive and integrated set of scalable and cost-effective marketing solutions for both advertisers and publishers. These solutions increase customer retention and revenues through a diverse set of related marketing channels, including affiliate marketing, click-fraud-protected pay-per-click advertising, lead generation, interactive direct marketing, integrated offline advertising, campaign management, public relations, and branding. Kowabunga! also operates several direct-to-consumer services including online dating, online education, and home business opportunities. High-profile brands include ValidClick AdExchange™, MyAP™, PrimaryAds™, BabyToBee™, Second Bite® and MSA. For more information, visit www.kowabunga.com.

Forward Looking Statements

Statements made in this press release that express the company’s or management’s intentions, plans, beliefs, expectations or predictions of future events, are forward-looking statements. Those statements are based on many assumptions and are subject to many known and unknown risks, uncertainties and other factors that could cause the company’s actual activities, results or performance to differ materially from those anticipated or projected in such forward-looking statements. For a discussion of these risks, see the company’s report, as filed with the Securities and Exchange Commission on Form 10-K, filed March 31, 2008, under the section headed “Risk Factors.” The company cannot guarantee future financial results, levels of activity, performance or achievements, and investors should not place undue reliance on the company’s forward-looking statements.

Contacts:

Tanya Boggs

Director of Marketing

727-324-0046 ext 2170

tanya.boggs@kowabunga.com

Ina McGuinness

ICR Inc.

Investor Relations

310-954-1100